SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 Form 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported) September 6, 1996



                        Registrant; State of Incorporation; IRS Employer
COMMISSION FILE NUMBER  ADDRESS; AND TELEPHONE NUMBER       IDENTIFICATION NO.

 1-5532                 PORTLAND GENERAL CORPORATION        93-0909442
                        (an Oregon Corporation)
                        121 SW Salmon Street
                        Portland, Oregon 97204
                        (503) 464-8820


 1-5532-99              PORTLAND GENERAL ELECTRIC COMPANY   93-0256820
                        (an Oregon Corporation)
                        121 SW Salmon Street
                        Portland, Oregon 97204
                        (503) 464-8000



          121 S.W. SALMON STREET, PORTLAND, OREGON           97204
             (Address of principal executive offices)      (zip code)

     Registrant's telephone number, including area code 503-464-8820


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 ITEM 5.               OTHER EVENTS

 On September 6, 1996 the staff (Staff) of the Oregon Public Utility Commission
  (OPUC or Commission) issued its response to Portland General Electric's (PGE or the Company) rate proposal. While Staff adopted all of the proposals in PGE's plan including an accelerated recovery of the Company's investment in the Trojan Nuclear Plant (Trojan), it also recommended an additional rate decrease over PGE's filing. Staff's proposal includes price reductions totaling $76 million and results in after tax earnings reductions for 1997 totaling $57 million, based on an allowed return on equity (ROE) of 10.0%.

 PGE's plan was submitted in a context of the proposed merger between Portland General Corporation (Portland General), PGE's parent company, and Enron Corp. The Company's proposal includes approximately $25 million in price reductions and results in after tax earnings reductions for 1997 of $28 million, including the accelerated recovery of the PGE's investment in the Trojan through an approximately $13 million, after tax, increase in amortization and an average ROE for the 1997-1998 period of 11.54% compared to PGE's currently authorized ROE of 11.6%.

  Settlement discussions with Staff and interested parties will begin on September 11, 1996 and continue through the following week if it appears an agreement can be reached. If a settlement cannot be reached the OPUC may request by September 24, 1996 that PGE file a formal rate case which must be submitted on or before November 22, 1996. For further discussion regarding the Company's rate proposal see PGE's and Portland General's reports on Form 10-Q for the quarter ended June 30, 1996.



                                Signatures


  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


                            Portland General Corporation
                            Portland General Electric Company




 September 10, 1996         By    /S/ JOSEPH  E.  FELTZ
                                          Joseph E. Feltz
                                       Assistant Controller
                                       Assistant Treasurer


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